Exhibit 10.1

CHIEF EXECUTIVE OFFICER SEPARATION OF SERVICE

AND CONSULTING AGREEMENT

This CHIEF EXECUTIVE OFFICER SEPARATION OF SERVICE AND CONSULTING AGREEMENT (this “Agreement”) is by and between Citizens, Inc., a Colorado corporation (the “Company”), Geoffrey M. Kolander (“Kolander”), and Enduring Value Consulting, LLC, a Texas limited liability company (“EVC”) (each, a “Party” and together, the “Parties”) and is entered into this 23rd day of July, 2020, to be effective as of the date Kolander notified the Company of his intent to terminate the 2019 Agreement (defined below) (which date, for the avoidance of doubt, is July 29, 2020) (herein, the “Effective Date”).

WHEREAS, Kolander is employed by the Company as the Company’s Chief Executive Officer (“CEO”) under and pursuant to the terms of that certain Employment Agreement by and between the Company and Kolander dated effective as of January 1, 2019 (the “2019 Agreement”); and

WHEREAS, Kolander has notified the Company of his intent to terminate the 2019 Agreement, resign from employment and separate from service with the Company in accordance with Sections 1(e) and 6(g) of the 2019 Agreement, in each case effective upon the close of business of the earliest of (a) August 10, 2020, (b) the date the Company files its SEC Form 10-Q for the fiscal quarter ended June 30, 2020, or (c) the date Kolander notifies the Company of his resignation following an overt action of the Company demonstrating an intent to breach any material agreement between Kolander and the Company, including, for avoidance of doubt this Agreement or the 2019 Agreement (the date on which Kolander’s employment terminates is herein referred to as the “Termination Date”); and

WHEREAS, the Company acknowledges that a Change of Control within the meaning of Section 1(e) of the 2019 Agreement has occurred and as such desires to arrange for an orderly transition of Kolander’s duties and responsibilities as CEO and Kolander desires to separate service, facilitate and cooperate in such transition on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment Termination Date. Kolander resigns all of his titles, officer positions and board memberships with Company and any of its affiliates, in each case effective as of the close of business on the Termination Date, and the Company hereby accepts such resignation. The Company hereby acknowledges and agrees that (a) a Change in Control (within the meaning of Section 1(e) of the 2019 Agreement) occurred on the Effective Date, and (b) Kolander provided the Company with proper and timely notice of his election to terminate the 2019 Agreement and resign all positions with the Company and its affiliates in accordance with Sections 1(e) and 6(g) of the 2019 Agreement effective, in each case, as of the close of business on the Termination Date.

2. Post-Employment Consulting Availability and Duties.

(a) Consulting Services. From and after the Termination Date, Kolander will continue to make himself available on a consulting basis through EVC, as and if called on by the Company’s management, officers or the Board of Directors (including any committee thereof) with reasonable prior notice, for no more than 14 hours per week, during the period (the “Consulting Period”) between the Termination Date and December 31, 2020, or such later date as may be agreed in writing by the Parties. During the Consulting Period, Kolander shall provide information and guidance to any interim and/or new CEO and assist in answering questions for or training others in the Company regarding matters in which he was involved prior to the Termination Date. In addition, Kolander shall review all Company SEC disclosures and, if in agreement with the disclosures, shall provide upon request a sub-certification to the Company’s CFO and acting CEO for purposes of those officers signing certifications required by Sarbanes Oxley Sections 302 and 906. Consulting services hereunder shall be performed in Kolander’s capacity as an independent contractor through EVC. Nothing contained herein shall be deemed to create the relationship of partner, principal and agent, or joint venture between Kolander and/or EVC and the Company after the Termination Date. Neither Kolander nor EVC shall have the right or authority to incur obligations of any kind in the name of or for the account of the Company nor to commit or bind the Company to any contract or other obligation during the Consulting Period.

(b) Limitation on Hours. The parties intend that Kolander’s termination of employment with the Company on the Termination Date qualify as a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance thereunder (collectively, “Section 409A”). Accordingly, in no event shall Kolander work more than 14 hours per week during the Consulting Period, which the Company has determined is 20% of the average number of hours per week worked by Kolander during the 36-month period that ended on the Termination Date.

(c) Other Work Activities. Throughout the Consulting Period, Kolander retains the right to engage in employment, consulting, or other work relationships in addition to his work for the Company. The Company will make reasonable arrangements to enable Kolander to perform his work for the Company at such times and in such a manner so that it will not interfere with other activities in which Kolander may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, Kolander agrees that, during the Consulting Period, he will notify the Company, in writing, before he obtains employment with or performing work for any business entity.

(d) Termination of Consulting Period. Without waiving any other rights or remedies, either Party to this Agreement may terminate the Consulting Period at any time, for any reason, upon 30 calendar days’ written notice to the other Party, which termination shall extinguish the Company’s obligation to pay EVC any further Consulting Fees and EVC’s and/or Kolander’s obligation to provide Consulting Services under this Agreement.

3. Separation Compensation. The Company acknowledges and agrees that, as a result of Kolander’s resignation and termination of the 2019 Agreement on the Termination Date (which followed the occurrence of a Change in Control within the meaning of Section 1(e) of the 2019

Agreement), Kolander is entitled to receive the severance benefits set forth in Section 6(g) and (h) of the 2019 Agreement. Accordingly, pursuant to Section 6(g) and (h) of the 2019 Agreement and subject to Kolander’s execution of the release attached hereto as Exhibit A, the Company shall pay Kolander all compensation and benefits identified in and due under the 2019 Agreement.

(a) Accrued Amounts. The Company shall, within three (3) business days of the Termination Date, pay Kolander all accrued but unpaid Base Salary (as defined in the 2019 Agreement), unused paid time out and any other compensation and benefits accrued by Kolander through the Termination Date, including, for avoidance of doubt, the amount equal to the cash incentive bonus that he would have been entitled to receive for the 2020 fiscal year based on the Company’s actual performance (as determined following the end of such fiscal year in accordance with the Company’s fiscal 2020 incentive bonus plan), multiplied by a fraction, the numerator of which is the number of days in such fiscal year during which such Eligible Executive was employed by the Company, and the denominator of which is 365 (the “2020 Pro Rata Bonus”). The 2020 Pro Rata Bonus shall be paid to Kolander at the same time as the annual incentive bonuses for fiscal 2020 are paid to the Company’s senior management, but in no event later than March 15, 2021.

(b) Vesting of Outstanding Equity Awards. All unvested restricted stock units covered by the restricted stock unit awards granted to Kolander on January 31, 2019 and April 15, 2020, shall become immediately and fully vested effective as of the Termination Date.

(c) Cash Severance. In accordance with the six-month delay rule for “specified employees” under Section 409A, the Company shall pay Kolander the lump cash severance amount set forth in Section 6(h) of the 2019 Agreement (the “Cash Severance”), less required withholdings and deductions, on the date that is six months and one day following the Termination Date (the “Severance Payment Date”), or, if earlier, as soon as practicable following the date of Kolander’s death. The parties agree that the Severance Payment Date is the date that is six months and one day following the date of Kolander’s “separation from service” within the meaning of Section 409A from the Company. As soon as practicable, and not to exceed 7 business days, following the Termination Date, the Company shall at its expense contribute the Cash Severance to a “rabbi” trust to be held therein, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until such amount (plus earnings thereon) is paid by the trustee of the “rabbi” trust to Kolander as provided in this Section 3(c). Earnings on the principal amount held in such trust (the “Trust Earnings”) shall be used to pay any trustee fees incurred in respect of such trust. If the Trust Earnings exceed the trustee fees, such excess earnings shall be paid to the Company. If the Trust Earnings are less than the trustee fees, the balance shall be payable from the principal of the trust.

(d) Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold Kolander and EVC harmless for any acts or decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by Kolander and EVC in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Kolander by reason of his service as an officer, director, consultant or agent of the

Company. Furthermore, the Company’s obligations under the Indemnification Agreement executed between Kolander and the Company on November 17, 2017 (the “Indemnity”) shall continue in full force and effect during the Consulting Period and thereafter, in accordance to Section 11 of the Indemnity.

(e) Tax Withholding. All payments made pursuant to this Section 3 will be subject to withholding of applicable income and employment taxes.

This Section 3 shall survive the termination of this Agreement for any reason.

4. Compensation for Consulting Services.

(a) Consulting Fees. During the Consulting Period, the Company shall pay EVC consulting fees at the rate of $14,000 per week (the “Consulting Fees”), payable in regular installments in accordance with the Company’s customary payroll practices.

(b) Other Benefits. Except for benefits made available to Kolander under the terms of the Company’s employee benefit plans for former employees (such as COBRA), in accordance with such plans’ terms as in effect from time to time, or as provided in clause (d) below, all of Kolander’s rights as an employee to paid time off and participation in employee benefit plans shall cease on the Termination Date.

(c) Expense Reimbursements. During the Consulting Period, the Company shall pay or reimburse EVC for all ordinary and reasonable business expenses incurred (and, in the case of reimbursement, paid) by EVC or Kolander in furthering the goals of the Company, subject to EVC’s or Kolander’s provision of documentation in accordance with the policies applicable to senior executives of the Company generally.

(d) Tax Withholding. Because Kolander (through EVC) will be providing the consulting services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees or other payments under this Section 4. The Company will report the Consulting Fees on an IRS Form 1099. Kolander and EVC each acknowledge that he or it will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and each hereby indemnifies, defends and saves harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees, with the exception of the employer’s share of social security, if any, which will be paid by the Company.

5. Ongoing Obligations Pursuant to 2019 Agreement. Kolander’s duties as an employee cease on the Termination Date. Section 6 (Termination) of the 2019 Agreement is hereby amended and superseded entirely with the compensation and other terms in this Agreement, and Section 11 (Code Section 280G) is hereby incorporated by reference in its entirety and made a part hereof. Kolander remains subject to various post-employment obligations contained in the 2019 Agreement, including but not limited to obligations pertaining to regarding confidentiality, trade secrets, intellectual property, and post-employment restrictive covenants, except that the “Restricted Period” as defined therein shall include the Consulting Period, and thus shall expire twelve (12) months after the Termination Date.

6. Confidentiality and Intellectual Property.

(a) Kolander and EVC acknowledge that the Company continually develops Confidential Information, that Kolander and EVC may develop Confidential Information for the Company and that Kolander has had and Kolander and EVC will have access to and has become and will become aware of and informed of Confidential Information during the course of the Consulting Period. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by those with whom the Company competes or does business, or with whom the Company plans to compete or do business as of the date of termination of this Agreement (as evidenced by the entry of discussions, a letter of intent, or definitive agreement for any such purpose), one or more activities which constitute the business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, sales, manufacturing, marketing, and financial activities of the Company, (ii) the products and services of the Company, (iii) the costs, financial performance, and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, and (v) the people and organizations with whom the Company has business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Kolander and EVC shall comply with the policies and procedures of the Company adopted prior to or during the Consulting Period for protecting Confidential Information and shall not disclose and will not directly or indirectly make known, divulge, reveal, furnish, make available or use, other than as required by applicable law or for the proper performance of Kolander and EVC duties and responsibilities to the Company, any Confidential Information. Kolander and EVC understand that Kolander’s and EVC’s obligations under this Section 6 shall continue to apply after the termination of Kolander’s employment, regardless of the reason for such termination. The confidentiality obligation under this Section 6 shall not apply to information which (i) is generally known or readily available to the public at the time of disclosure, (ii) becomes generally known through no act on the part of Kolander or EVC in breach of this Agreement or any other person known to Kolander or EVC to have an obligation of confidentiality to the Company with respect to such information, or (iii) is disclosed in furtherance of Kolander and EVC’s duties under this Agreement.

(b) In the event that Kolander or EVC is required to disclose Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation, or other similar requirement (a “Legal Requirement”), Kolander or EVC, as applicable, shall, to the extent permitted by law, provide prompt notice of such Legal Requirement to the Company so that the applicable member of the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Kolander and EVC each agrees to take reasonable steps to assist the Company in contesting such Legal Requirement and in obtaining a protective order or otherwise protecting the Company’s rights with respect to such Confidential Information.

(c) All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Kolander or EVC, shall be the sole and exclusive property of the Company. Kolander and EVC shall immediately return to the Company at the end of the Consulting Term all Documents then in their possession or control, without retaining any copies thereof.

(d) If Kolander or EVC creates, invents, designs, develops, contributes to, or improves any works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of his employment and/or with the use of any Company resources (“Company Works”), Kolander or EVC, as applicable, shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Notwithstanding the foregoing, the definition of Company Works does not include any works of authorship, inventions, intellectual property, materials, documents, or other work product developed (alone or jointly) by Kolander or EVC (i) entirely on Kolander’s own time and (ii) without the use of any equipment, supplies, facilities, trade secrets, Confidential Information, or other information of the Company, unless such work product (A) relates to the Company’s business or its actual or demonstrably anticipated research or development or (B) results from any work performed by Kolander or EVC for the Company.

(e) During the Consulting Term and thereafter, Kolander and EVC shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Kolander’s signature or the signature of a duly authorized officer of EVC on any document for this purpose, then Kolander and EVC hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as Kolander’s or EVC’s, as applicable, agent and attorney in fact, to act for and in Kolander’s or EVC’s, as applicable, behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

7. Miscellaneous.

(a) Notices. Any notice or other communication required hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following electronic via fax or email delivery, or the third (3rd) business day after mailing FedEx or UPS to:

To the Company:

Citizens, Inc.

14231 Tandem Blvd

Austin, Texas 78728

Attention: Chairman of the Compensation Committee

Email: legal@citizensinc.com

With a copy to:

Citizens’ General Counsel

Same address and email as above.

If to Kolander, to the address set forth in the records of the Company.

If to EVC, to Kolander’s address as set forth in the records of the Company.

or to such other address as any Party hereto may designate by notice to the other Party.

(b) Entire Agreement. With the sole exception of the Indemnity, this Agreement shall constitute the entire agreement between the Parties hereto with respect to the subject matter hereof, and this Agreement supersedes and is in full substitution for any and all prior understandings or agreements between the Parties with respect to the subject matter hereof.

(c) Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the Parties, and any provision hereof may be waived only by an instrument in writing signed by the Party against whom or which enforcement of such waiver is sought. The failure of any Party at any time to require the performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) Interpretation. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

(e) Section 409A. The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Kolander or EVC under this Agreement shall be paid to Kolander or EVC, as applicable, on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Kolander or EVC) during one year may not affect amounts reimbursable or provided in any subsequent year and the right to reimbursement of in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

(f) Authority; Representations of Kolander and EVC. The Parties hereby represent that they each have the authority to enter into this Agreement, and each of Kolander and EVC hereby represents to the Company that the execution of, and performance of any of their duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which either is a party. Kolander hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by Kolander in connection with any former employment with respect to his duties and responsibilities hereunder.

(g) Successors and Assigns. This Agreement is binding on and is for the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Kolander or EVC. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined in the first paragraph of the Agreement and any such successor that assumes this Agreement, by operation of law or otherwise, and in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflicts of law.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(j) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

{Signatures to Follow}

/s/ Geoffrey M. Kolander
Geoffrey M. Kolander

CITIZENS, INC.

By: /s/ Chip Davis
Name: Chip Davis
Title: Chairman of the Board

ENDURING VALUE CONSULTING, LLC

By: /s/ Geoffrey M. Kolander
Name: Geoffrey M. Kolander
Title: Member Manager

Exhibit “A”

Release

This Release (the “Release”) is entered into in connection with that certain Employment Agreement dated as of January 1, 2019 (the “2019 Agreement”) by and between Geoffery M. Kolander (“Executive”), on the one hand, and Citizens, Inc., a Colorado corporation (the “Company”), on the other hand (Company and Executive shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”), with respect to the following facts and circumstances:

WHEREAS, the 2019 Agreement has been terminated under circumstances that require the Company to make certain payments to Executive as more specifically described in the 2019 Agreement;

WHEREAS, as a condition to the receipt of such payment, Executive is required to execute this Release, the form of which has been previously reviewed and agreed upon by the Company and Executive.

NOW, THEREFORE, the Parties, intending to be legally bound and in consideration of the mutual covenants and other good and valuable consideration set forth below, voluntarily covenant and agree as follows:

1.

Release. For and in consideration of the severance payments (the “Severance Payments”) required to be made by Company under the terms of the 2019 Agreement, which Severance Payments are reaffirmed and set forth under Section 3(a), (b) and (c) of the Chief Executive Officer Separation of Service and Consulting Agreement between Executive, the Company, and Enduring Value Consulting, LLC, dated July _____, 2020 (the “Consulting Agreement”), and conditioned upon Executive’s receipt of such Severance Payments, Executive agrees to the following:

a.

Executive’s Release of Claims (“Release of Claims”): EXECUTIVE KNOWINGLY AND VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY, RELEASES, ACQUITS AND FOREVER DISCHARGES the Company (together with its affiliates, officers, directors and shareholders) with respect to any and all claims and potential causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Executive has or which could be asserted on Executive’s behalf by any other person, government authority, or entity, resulting from or relating to any act or omission of any kind occurring on or before the date of the execution (signing) of this Release. Executive understands and agrees that this Release of Claims includes, but is not limited to, the following:

i.	All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract; wrongful discharge;

negligence; negligent hiring, supervision, or retention; false imprisonment; assault; battery; intentional infliction of emotional distress; defamation; slander; libel; fraud; invasion of privacy; breach of any covenants of good faith and fair dealing; loss or interference with any type of third-party relationship;

ii.

All claims and causes of action arising under any and all federal, state, or local statutes, laws, regulations, rules, or ordinances, including, without limitation, the Fair Labor Standards Act; the Texas Commission on Human Rights Act; Chapters 21 and 451 of the Texas Labor Code; the Texas Payday Law; the National Labor Relations Act; the Civil Rights Acts of 1866, 1964, and 1991; 42 U.S.C. §§ 1981 and 1983; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act (excluding claims or causes of action for vested benefits under a covered retirement plan); and all claims and causes of action for discrimination, harassment, or retaliation, including those which could have been alleged in any lawsuit or administrative charge, claim, or proceeding that could have been filed against the Company by Executive; and all claims under the Constitutions of the United States and/or the State of Texas;

iii.

All claims and causes of action for any types of damages, including, without limitation, lost wages; overtime, off-the-clock work (or any associated claims for liquidated damages or penalties), or bonuses; expenses; benefits; liquidated, punitive, exemplary, personal, compensatory, physical, mental, emotional, or property damages; interest; any other injury, loss, damage, or expense; or any other legal or equitable remedy of any kind whatsoever; and

iv

All claims and causes of action arising out of or in any way connected with, directly or indirectly, Executive’s employment at Company, including, without limitation, Executive’s treatment by the Company, the terms and conditions of Executive’s employment; wages and/or benefits paid to Executive; and Executive’s separation from employment.

2.

Inclusive Listing of Actions: The Parties acknowledge and agree that the Release of Claims in Section 1 is intended only to be inclusive and not exclusive, and that the intent of Section 1 is to be as broad and comprehensive as possible so the Company shall never be held liable, directly or indirectly, to Executive for any claims or causes of action arising prior to the execution (signing) of this Agreement.

3.

Unreleased Claims: Notwithstanding anything in this Release to the contrary, the parties agree that this Agreement shall not apply to: (a) any claims arising out of any claim by Executive for indemnification that Executive may have against the Company, arising from

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or related to Executive’s status as an officer or director of the Company whether such rights to indemnification arise from the Company’s certificate of incorporation, bylaws, statute, contract or otherwise, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction; and (b) any claims arising out of the Consulting Agreement.

4.

Release Limitations: Executive and the Company expressly agree that this Agreement is not intended to conflict with or violate any law, rule, or regulation restricting the waiver of employee rights. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. Notwithstanding the foregoing, Executive waives the right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Executive’s behalf regarding the claims released in this Agreement. Except as otherwise provided in this paragraph, Executive will not voluntarily participate in any judicial proceeding of any nature or description against the Company that in any way involves the allegations and facts that Executive could have raised against the Company as of the date of this Agreement.

5.

Persons Bound by Release/Nonassignment and Indemnification: Executive agrees that Section 1 and this section shall be binding on Executive, Executive’s spouse or significant other (if any), and Executive’s children, heirs, executors, administrators, successors, representatives, assigns, attorneys, and all other persons and entities in privity with Executive. Executive further represents that no claim or cause of action specifically released in this Agreement has been assigned or given to anyone else and that no other person or entity has an interest in any such claim or cause of action, through subrogation or otherwise. Executive agrees to indemnify and hold harmless the Company from any further claim or suit (including attorneys’ fees and other expenses incurred in the defense of such claim or suit) by or on behalf of Executive, Executive’s spouse or significant other (if any), Executive’s children, heirs, executors, administrators, or any other person or entity in privity with Executive concerning any matter encompassed by this Agreement.

6.	Governing Law: Texas law shall govern the validity and interpretation of this Agreement insofar as federal law does not control.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date indicated below.

EXECUTIVE

/s/ Geoffrey M. Kolander Geoffery M. Kolander	July 29, 2020 Date Executed

CITIZENS, INC., a Colorado corporation

By: /s/ James A. Eliasberg	July 29, 2020
Name: James A. Eliasberg	Date Executed
Title: Vice President, Chief Legal Officer and Secretary

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